Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO SHANGHAI TAIWAN BOSTON HOUSTON LOS ANGELES HANOI HO CHI MINH CITY		ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR OMAN A GCC REPRESENTATIVE OFFICE OF DUANE MORRIS ALLIANCES IN MEXICO AND SRI LANKA

FIRM and AFFILIATE OFFICES

www.duanemorris.com

August 11, 2020

Community West Bancshares
445 Pine Avenue
Goleta, California 93117

Re: Exhibit 5.1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Community West Bancshares, a California corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to 500,000 shares (the “Shares”) of common stock, no par value per share, of the Company (the “Common Stock”).  The Shares are to be issued and sold by the Company pursuant to the Company’s 2020 Omnibus Equity Incentive Plan (the “Plan”).  The Registration Statement also registers an indeterminate number of additional shares of Common Stock which may be issuable as a result of a stock split, stock dividend or similar transaction, which actions are not subject to this opinion letter.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

August 11, 2020

The opinion expressed below is subject to the assumptions that: (i) the Registration Statement (including, as applicable, all necessary post-effective amendments thereto) shall have become effective under the Securities Act; (ii) all actions required to be taken under the Plan by the Board of Directors of the Company or any committee thereof shall have been taken by the Board of Directors of the Company or such committee, respectively; (iii) such Shares shall have been duly issued and delivered in accordance with the terms of the Plan and the terms of any other agreement relating to any grants thereunder of the Shares; (iv) upon any issuance of the Shares, there will be a sufficient number of authorized but unissued shares of Common Stock under the Company’s Second Amended and Restated Articles of Incorporation available for issuance of the Shares; and (v) all applicable provisions of the “Blue Sky” and securities laws of the various states and other jurisdictions in which the Shares may be offered and sold shall have been complied with

This opinion letter is based as to matters of law solely on the California Corporations Code, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “California Corporations Code, as amended” includes the statutory provisions contained therein, all applicable provisions of the California Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinion should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinion expressed herein is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Duane Morris LLP